EXECUTION

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) is made as of the 8th day of April, 2019, by and between each Fund listed on Annex A to the Agreement (as defined below) (each, a “Fund”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and each Fund entered into a Custody Agreement dated as of October 3, 2018 (the “Agreement”) relating to BNY Mellon’s provision of services to each Fund.

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	The following section is hereby added to the Agreement:

Section 11.11: If an entity is added to Annex A of this Agreement that is not a management investment company (a “non-RIC”), such entity shall nonetheless be a “Fund” under this Agreement and if a term or provision is inapplicable to a non-RIC because it (i) applies to a regulatory provision not applicable to non-RICs (e.g., the 40 Act), (ii) applies to a structural feature either not present in a non-RIC or not applicable to a non-RIC’s shares or (iii) is unambiguously not applicable to a non-RIC based on its context, then such term or provision shall not apply to such non-RIC.

2.	Annex A to the Agreement is hereby deleted in its entirety and replaced with Annex A attached hereto.

3.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)

The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

EXECUTION

(c)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

Authorized Signer of:			Authorized Officer of:

EACH FUND LISTED ON ANNEX A			THE BANK OF NEW YORK MELLON

By:	/s/ Frank Waterhouse	By:	/s/ Robert C. Jordan
Name:	Frank Waterhouse	Name:	Robert C. Jordan
Title:	Treasurer	Title:	Director
Date:	3/4/2019	Date:	3/28/2019

Address for Notice:			Address for Notice:
For Funds in Group A on Annex A:

NexPoint Advisors, L.P. 300 Crescent Court, Suite 700 Dallas, Texas 75201			The Bank of New York Mellon c/o BNY Mellon Asset Servicing 135 Santilli Highway I Everett, MA 02149

Attention: R-Operations			Attention: Mary F. Mitchell

For Funds in Group B on Annex A:

Highland Capital Management Fund Advisors, L.P. 300 Crescent Court, Suite 700 Dallas, Texas 75201

Attention: R-Operations

EXECUTION

Annex A

(Amended and Restated as of April 8, 2019)

FUNDS

Group A

NexPoint Real Estate Strategies Fund

NexPoint Healthcare Opportunities Fund

NexPoint Latin American Opportunities Fund

NexPoint Discount Strategies Fund

NexPoint Energy and Materials Opportunities Fund

NexPoint Strategic Income Fund

NexPoint Event-Driven Fund

NexPoint Strategic Opportunities Fund

NexPoint Real Estate Capital, LLC

NexPoint Real Estate Opportunities, LLC

Group B

Highland Funds I

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Merger Arbitrage Fund

Highland Opportunistic Credit Fund

Highland Funds II

Highland Energy MLP Fund

Highland Fixed Income Fund

Highland Premier Growth Equity Fund

Highland Small-Cap Equity Fund

Highland Tax-Exempt Fund

Highland Total Return Fund

Highland Floating Rate Opportunities Fund

HFRO Sub, LLC

Highland Global Allocation Fund

Gambier Bay, LLC